UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2019

ANGI Homeservices Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14023 Denver West Parkway, Building 64 Golden, CO	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 963-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CFO Succession

On March 12, 2019, ANGI Homeservices Inc. (“ANGI” or the “Company”) announced that Ms. Jamie Cohen, Executive Vice President of Finance and Accounting for the Company, was appointed to succeed Mr. Glenn H. Schiffman as Chief Financial Officer of the Company, effective immediately.

Prior to her promotion, Ms. Cohen, age 32, served as ANGI’s Executive Vice President of Finance and Accounting since September 2017 and in the same role for the Company’s HomeAdvisor business since January 2017. Prior to that time, Ms. Cohen held various senior finance positions at the Company’s HomeAdvisor business from July 2011.

Mr. Schiffman will continue to serve as Chief Financial Officer of IAC, which position he has held since April 2016, and as a member of the ANGI board of directors.

New Employment Agreement with Ms. Cohen

On March 12, 2019, the Company entered into a new employment agreement with Ms. Cohen. The employment agreement has an initial term ending on March 12, 2020 and provides for automatic renewals for successive one (1) year terms absent written notice from the Company or Ms. Cohen ninety (90) days prior to the expiration of the then-current term.

The employment agreement provides that Ms. Cohen is eligible to receive an annual base salary (currently $350,000), discretionary annual cash bonuses and such other employee benefits as may be determined by the Company from time to time.

Upon a termination of Ms. Cohen’s employment without cause (as defined in the agreement) or her resignation for good reason (as defined in the agreement), subject to her execution and non-revocation of a release of claims in favor of the Company and compliance with the restrictive covenants set forth in the employment agreement: (i) the Company will continue to pay Ms. Cohen her annual base salary for twelve (12) months following such termination or resignation, (ii) all ANGI equity awards (including any cliff-vesting awards, which will be prorated as though such awards had an annual vesting schedule) held by her on the date of such termination or resignation that would have otherwise vested during the one-year period following such date will vest as of such date (subject to, in the case of performance-based awards, the satisfaction of the applicable performance conditions) and (iii) any then vested ANGI stock options and/or stock appreciation rights will remain exercisable through the earlier of: (A) the scheduled expiration date of such award(s) and (B) eighteen (18) months following the termination of Ms. Cohen’s employment.

Pursuant to her employment agreement, Ms. Cohen is bound by covenants not to: (i) compete with ANGI businesses during the term of her employment and for twelve (12) months thereafter and (ii) solicit ANGI employees or business partners during the term of her employment and for twelve (12) months thereafter. In addition, Ms. Cohen has agreed not to use or disclose any confidential information regarding ANGI and/or its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI HOMESERVICES INC.

	By:	/s/ LEE SPIEGLER
	Name:	Lee Spiegler
	Title:	General Counsel & Secretary

Date: March 15, 2019